UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 11, 2007
Continucare Corporation
(Exact name of registrant as specified in its Charter)

Florida	1-12115
(State of other jurisdiction or incorporation or organization)	(Commission File Number)

7200 Corporate Center Drive, Suite 600,
Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)
59-2716023
(IRS Employer Identification No.)
(305) 500-2000
(Registrant’s telephone number, including area code)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 11, 2007, our subsidiary, Continucare Medical Management, Inc. (“CMM”) entered into three new Independent Practice Association Participation Agreements with Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans (collectively referred to as “Humana”). These new agreements replace our existing Physician Practice Management Participation Agreement with Humana.
     Two of these agreements respectively cover the provision of services to patients at specified facilities located in Miami-Dade and Broward Counties and the other agreement covers specified facilities in Hillsborough County. Under each of these new agreements with Humana, CMM provides or arranges for the provision of covered medical services to each Humana member who selects one of our physicians as his or her primary care physician. We receive a capitated fee with respect to the Humana patients assigned to us. In return, we assume full financial responsibility for the provision of all necessary medical care to our patients, even services we do not provide directly. Each of these agreements with Humana is subject to Humana’s changes to the covered benefits that Humana elects to provide to its members and other terms and conditions. We must also comply with the terms of Humana’s policies and procedures, including Humana’s policies regarding referrals, approvals and utilization management and quality assessment.
     Each of these agreements with Humana has an effective date of January 1, 2007 and expires on July 31, 2011 (unless earlier terminated in accordance with its terms) and will thereafter automatically renew for successive three year periods unless either party provides the other with 90 days’ notice of its intent to terminate the respective agreements at the conclusion of the then current term. Humana may terminate the relevant agreement and/or any individual participating provider under the relevant agreement (but only with respect to that individual provider) immediately upon written notice to us if:
•	we and/or any of our participating providers’ continued participation in the relevant agreement may affect adversely the health, safety or welfare of any Humana member;

•	we and/or any of our participating providers’ continued participation in the relevant agreement brings Humana or its health care networks into disrepute;

•	we and/or any of our participating providers is excluded from participation in any federal health care program;

•	we and/or any of our participating providers fails to meet Humana’s credentialing or re-credentialing criteria;

•	we and/or any of our participating providers engage in or acquiesce to any act of bankruptcy, receivership or reorganization; or

•	Humana loses its authority to do business in total or as to any limited segment of business (but only to that segment).
     In the case of the two agreements that cover facilities located in Miami-Dade and Broward Counties, Humana may also terminate the relevant agreements if it determines that we, or any of our participating providers’ employees, principals or financially related entities, have solicited, persuaded, induced, coerced or otherwise caused the disenrollment of 35 or more Medicare members assigned to one of our physicians and such disenrollment meets certain enumerated criteria.
     We and Humana may also each terminate the relevant agreements upon 60 days’ prior written notice (with an opportunity to cure, if possible) in the event of the other’s material breach of the relevant agreement.

     The foregoing description is qualified in its entirety by reference to each of the Independent Practice Association Participation Agreements, a copy of which is attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits
10.1	Independent Practice Association Participation Agreement dated as of October 11, 2007 by and among Continucare Medical Management, Inc. and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans.

10.2	Independent Practice Association Participation Agreement dated as of October 11, 2007 by and among Continucare Medical Management, Inc. and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans.

10.3	Independent Practice Association Participation Agreement dated as of October 11, 2007 by and among Continucare Medical Management, Inc. and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONTINUCARE CORPORATION
/s/ Fernando L. Fernandez
Fernando L. Fernandez
Senior Vice President – Finance, Chief Financial Officer, Treasurer & Secretary

Dated: October 15, 2007

Exhibit Index

Document	Exhibit No.

Independent Practice Association Participation Agreement dated as of October 11, 2007 by and among Continucare Medical Management, Inc. and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans.	10.1

Independent Practice Association Participation Agreement dated as of October 11, 2007 by and among Continucare Medical Management, Inc. and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans.	10.2

Independent Practice Association Participation Agreement dated as of October 11, 2007 by and among Continucare Medical Management, Inc. and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans.	10.3

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